Exhibit 99.1

         VCA Antech, Inc. and National PetCare Centers, Inc.
                 Announce Definitive Merger Agreement

    LOS ANGELES--(BUSINESS WIRE)--May 10, 2004--VCA Antech, Inc. (Nasdaq:WOOF), a leading animal health care company in the United States, and National PetCare Centers, Inc. ("NPC") today announced the signing of a definitive merger agreement. Under the agreement, VCA Antech will acquire NPC for $76.5 million (less assumed debt), to be paid in cash. NPC operates 69 animal hospitals in 11 states with annual revenues in 2003 of $81.7 million. On completion of the merger, the combined companies will operate 316 animal hospitals in 36 states.
    Bob Antin, Chairman and CEO of VCA Antech, stated, "We are very excited about the opportunity to merge the VCA Antech and the NPC animal hospital operations. The merger of the two companies was made possible by the long-standing relationship between the principals of both companies and the mutual respect among the senior management teams. Both companies were founded on, and have developed a culture of, focusing on providing high quality pet care and setting the standard within the profession. The founders of NPC, including Drs. Gary Burge, Richard Thomes and Ross Clark, are stalwart leaders and innovators in the veterinary community. Through their leadership and their dedication to providing the highest quality pet care, they have had a profoundly positive impact on the veterinary profession.
    "Combining the two companies provides us the opportunity to strengthen our presence in nine states, particularly Texas and California, where we have focused in the past. We will also enter two new states, Oklahoma and Oregon. In addition to merging NPC's quality animal hospitals into our national network of hospitals, we will merge two great management teams with substantial experience in the industry. We are excited about the prospects for growth and innovation that will come out of the merger of our teams.
    "We believe that the combination of the two companies will be accretive to net income and diluted earnings per share, starting in the third quarter of 2004. We expect a positive impact (after integration costs) of between one to two cents per diluted earnings per share in 2004. The impact in the second quarter of 2004 is not expected to be material."
    Dr. Gary Burge, Founder and Chairman of the Board of NPC, said, "I am proud of what we built over the past eight years. I view this as a merger of hospitals, people and cultures and believe it is a great fit. It is really a continuation of our original vision. The size and scale of the combined animal hospital operations will afford our hospitals many benefits and advance our objective of providing the highest quality veterinary care in the nation. Many outstanding members of our management team will join VCA's team to continue on the path that we started on eight years ago."
    The merger agreement was unanimously approved by the NPC board of directors after receiving the opinion of its financial advisor, Stephens Inc., that the consideration to be paid in the merger is fair from a financial point of view to NPC and its shareholders. The merger agreement is subject to customary closing conditions, including approval of the stockholders of NPC. Significant stockholders of NPC, representing over 36% of the vote required to approve the transaction, have agreed to vote in favor of the transaction while the merger agreement is in effect. VCA Antech's board of directors unanimously approved the merger, which will require approval from its lenders. Closing is targeted for June 2004.

    Statements contained in this release that are not based on historical information, including the statements as to the expected benefits of the combination of the two companies, expected impact on 2004 net income and earnings per diluted share and timing of the closing, are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the ability of the companies to satisfy the conditions to the closing of the merger, including the ability to obtain NPC's stockholder approval in a timely manner or at all; the ability of VCA Antech to obtain the consent of its lenders; the ability of the companies to consummate the merger; a materially adverse change in the financial condition or operations of either company; the ability to successfully integrate the two companies and achieve expected operating synergies following the merger; the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; the effects of the Company's recent acquisitions and its ability to effectively manage its growth; the ability of the Company to service its debt; the continued implementation of VCA Antech's management information systems; pending litigation and governmental investigations; general economic conditions; and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filing with the Securities and Exchange Commission on Form 10-K and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

    VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

    CONTACT: VCA Antech, Inc.
             Tom Fuller, 310-571-6505